SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                            iMillennium Capital Trust
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                         17225 El Camino Real, Suite 415
                              Houston, Texas 77058
                     --------------------------------------
                     (Address of Principal Business Office)


        Registrant's Telephone Number, including Area Code:(281) 990-7485
                                                           --------------

                               Max Berueffy, Esq.
                          American Data Services, Inc.
                                150 Motor Parkway
                            Hauppauge, NY 11788-0132
               --------------------------------------------------
               (Name and Address of Agent for Service of Process)


Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X]    NO [ ].
   ----      -----

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Hauppauge and the State of New York on the 5th day of November, 1999.

                                             iMillennium Capital Trust

                                    By:
                                             /s/ Max Berueffy
                                             ----------------

                                             Trustee

Attest:
          /s/ Michael J. Wagner
          ---------------------

          Trustee